UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phathom Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2022

APRIL 26, 2022

EXPLANATORY NOTE

On or about April 12, 2022, Phathom Pharmaceuticals, Inc. (the “Company”) commenced mailing to its stockholders a definitive proxy statement, dated April 12, 2022 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on May 25, 2022 (the “Annual Meeting”). This Supplement, which describes the recent appointment of Frank Karbe to the board of directors of the Company (the “Board”) and other related matters, should be read in conjunction with the Proxy Statement.

New Director

On April 25, 2022, the Board appointed Mr. Karbe to the Board as a Class II director, effective immediately, with an initial term expiring at the 2024 annual meeting of stockholders of the Company. Mr. Karbe will serve on the audit and compensation committees of the Board.

Mr. Karbe served as the Principal Financial and Accounting Officer of Myovant Sciences, Inc. from September 2016 to August 2021. Mr. Karbe was appointed as Myovant’s Chief Financial Officer in April 2017 and was subsequently appointed as President and Chief Financial Officer in February 2020. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe served as a director of Aduro Biotech, Inc. from April 2019 to October 2020 when Aduro Biotech was merged with Chinook Therapeutics, Inc. Mr. Karbe also served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.

In connection with his appointment to the Board, Mr. Karbe received an option to purchase 20,000 shares of common stock of the Company, in accordance with the Company’s Non-Employee Director Compensation Program. The option award will have a term of ten years from the date of grant and will vest and become exercisable over three years, subject to Mr. Karbe’s continued service on the Board through the applicable vesting date. Mr. Karbe will also receive cash compensation for his service on the Board in accordance with the Company’s Non-Employee Director Compensation Program. Mr. Karbe will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on September 30, 2019.

There are no arrangements or understandings between Mr. Karbe and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Karbe and the Company. The Board has determined that Mr. Karbe meets the applicable independence requirements of the Nasdaq Stock Market.

Voting Matters

Because the change in directors described in this Supplement does not pertain to the class of directors up for election at the Annual Meeting, none of the agenda items presented in the Proxy Statement are affected by this Supplement. If you have already voted your shares via the internet, telephone, or by returning your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Shares already voted by proxy will remain valid and will be voted at the Annual Meeting unless revoked.

The Annual Meeting on May 25, 2022 at 11:30 a.m. Eastern Time will be held virtually at www.virtualshareholdermeeting.com/PHAT2022. Information regarding how to vote your shares, or revoke your proxy, is available in the Proxy Statement, which has been filed with the U.S. Securities and Exchange Commission (“SEC”). If you would like a copy of our Proxy Statement, this Supplement or the other proxy materials, we will send you copies without charge. Please write to:

Phathom Pharmaceuticals, Inc.

100 Campus Drive, Suite 102

Florham Park, NJ 07932

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors & Media—Financials & Filings—SEC Filings” section of our website at www.phathompharma.com.